Exhibit 99.1

RR DONNELLEY REPORTS THIRD-QUARTER 2010 RESULTS

Highlights:

Third-quarter 2010 net sales of $2.5 billion increased 1.0% compared to the third quarter of 2009, inclusive of an unfavorable impact of changes in foreign exchange rates of 81 basis points

Company expects continued revenue growth in the fourth quarter and in 2011

Third-quarter 2010 earnings per diluted share increased to $0.25 from $0.06 in the third quarter of 2009

CHICAGO, November 3, 2010 – R.R. Donnelley & Sons Company (NASDAQ: RRD) today reported third-quarter net earnings attributable to common shareholders of $53.3 million, or $0.25 per diluted share, on net sales of $2.5 billion compared to net earnings attributable to common shareholders of $13.1 million, or $0.06 per diluted share, on net sales of $2.5 billion in the third quarter of 2009. The third-quarter net earnings attributable to common shareholders included pre-tax charges for restructuring ($20.2 million) and impairment ($28.5 million, non-cash) totaling $48.7 million in 2010 compared to charges for restructuring ($129.7 million) and impairment ($2.0 million, non-cash) totaling $131.7 million in 2009. Additional details regarding the nature of these charges are included in the attached schedules.

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating the Company’s operating performance. Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Non-GAAP net earnings attributable to common shareholders totaled $92.5 million, or $0.44 per diluted share, in the third quarter of 2010 compared to $111.9 million, or $0.54 per diluted share, in the third quarter of 2009. Third-quarter non-GAAP net earnings attributable to common shareholders exclude restructuring and impairment charges and acquisition expenses for both years, as well as losses related to debt extinguishment in 2009. For non-GAAP comparison purposes, the effective tax rate increased to 35.7% in the third quarter of 2010 from 31.3% in the third quarter of 2009, primarily as a result of the write-off of certain tax assets in Latin America in 2010. A reconciliation of GAAP net earnings attributable to common shareholders to non-GAAP net earnings attributable to common shareholders is presented in the attached tables.

“The sales momentum that we saw in the second quarter carried into the third quarter, as we continue to win new customer contracts and our customers’ businesses return to growth,” said Thomas J. Quinlan III, RR Donnelley’s President and Chief Executive Officer.

Quinlan added, “Not only do we expect this momentum to continue during the fourth quarter, we also expect this trend to continue in 2011. As we build our 2011 operating plan, we are encouraged by the progress we are making in selling integrated communications solutions. These solutions span across the many products and services in our platform, and are enabling us to convert transactional business into broader contractual relationships.”

RR DONNELLEY REPORTS THIRD-QUARTER 2010 RESULTS

Business Review

The Company reports its results in two reportable segments: 1) U.S. Print and Related Services and 2) International. The Company reports as Corporate its unallocated expenses associated with general and administrative activities.

Summary

Net sales in the quarter were $2.5 billion, up 1.0% from the third quarter of 2009 and inclusive of an approximate 200 basis point negative impact from changes in foreign exchange rates, lower paper sales and the fees received for the transition of a customer contract in the third quarter of 2009. Gross margin decreased to 23.7% in the third quarter of 2010 from 25.2% in the third quarter of 2009 due to continued price pressure, higher pension and other benefits-related expenses and a higher LIFO inventory provision, partially offset by a higher recovery on print-related by-products and increased volume. SG&A expense as a percentage of net sales in the third quarter of 2010 increased to 10.5% from 10.2% in the third quarter of 2009 primarily due to a higher provision for bad debt expense (the third quarter of 2009 included a benefit of $4.3 million related to reductions in bad debt allowances) and higher acquisition-related expenses, partially offset by the Company’s productivity initiatives. Operating earnings were negatively impacted by charges for restructuring and impairment of $48.7 million in the third quarter of 2010 and $131.7 million in the third quarter of 2009 and acquisition expenses of $2.6 million in the third quarter of 2010 and $0.1 million in the third quarter of 2009, resulting in operating income of $148.7 million in 2010 and $93.4 million in 2009.

Excluding restructuring and impairment charges and acquisition expenses, non-GAAP operating income declined $25.2 million to $200.0 million. The third quarter of 2009 included benefits of $13.1 million related to the LIFO inventory provision and $12.2 million for fees received related to the transition of a customer contract, compared to expense of $3.0 million for the LIFO inventory provision in the third quarter of 2010. Collectively, the quarter-over-quarter difference in these two items resulted in a $28.3 million reduction in non-GAAP operating income. In addition, volume increases, a higher recovery on print-related by-products and lower depreciation and amortization expense were partially offset by continued price pressure and higher pension expense.

Segments

Net sales for the U.S. Print and Related Services segment in the quarter increased 2.0% from the third quarter of 2009 to $1.9 billion primarily attributable to volume increases in logistics, financial print and direct mail, partially offset by price declines across most products and services, as well as lower paper sales. The segment’s operating income, which was negatively impacted by charges for restructuring and impairment of $18.5 million in the third quarter of 2010 and $3.6 million in the third quarter of 2009, increased to $168.3 million in the third quarter of 2010 from $164.9 million in the third quarter of 2009. Excluding the restructuring and impairment charges, the segment’s non-GAAP operating margin increased to 10.0% in the third quarter of 2010 from 9.2% in the third quarter of 2009, as the benefits of productivity efforts, a higher recovery on print-related by-products and lower depreciation and amortization expense more than offset the impact of continued price erosion.

Net sales for the International segment in the quarter decreased 1.8% from the third quarter of 2009 to $626.7 million, inclusive of the negative impacts of changes in foreign exchange rates (3.2%) and the fees received for the transition of a customer contract in the third quarter of 2009

RR DONNELLEY REPORTS THIRD-QUARTER 2010 RESULTS

(2.0%). The balance of the change in net sales was a result of increased volume in Asia, Europe and Latin America, partially offset by the lost volume related to the termination of a significant customer contract in 2009 and continued price pressure. The segment’s operating income, which was negatively impacted by charges for restructuring and impairment of $29.6 million in the third quarter of 2010 and $127.3 million in the third quarter of 2009, improved to $23.5 million in the third quarter of 2010 from a loss of $72.3 million in the third quarter of 2009. Excluding the restructuring and impairment charges, the segment’s non-GAAP operating margin decreased to 8.5% in the third quarter of 2010 from 8.6% in the third quarter of 2009 due to the fees received related to the transition of a customer contract in 2009 – a 180 basis point unfavorable impact on operating margin in the third quarter of 2010 – and the impact of continued price erosion, partially offset by increased volume.

Unallocated Corporate operating expenses increased to $43.1 million in the third quarter of 2010 as compared to income of $0.8 million in the third quarter of 2009. Excluding acquisition expenses of $2.6 million and restructuring charges of $0.6 million in the third quarter of 2010 and restructuring charges of $0.8 million and acquisition expenses of $0.1 million in the third quarter of 2009, unallocated Corporate operating expenses increased by $41.6 million to $39.9 million in the third quarter of 2010. Higher LIFO inventory provisions, higher pension and other benefits-related expenses and a higher provision for bad debt were the primary factors contributing to the increase.

Conference Call

RR Donnelley will host a conference call and simultaneous webcast to discuss its third-quarter results today, Wednesday, November 3, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The live webcast will be accessible on RR Donnelley’s web site: www.rrdonnelley.com. Individuals wishing to participate can join the conference call by dialing 706.634.1139. A webcast replay will be archived on the Company’s web site for 30 days after the call. In addition, a telephonic replay of the call will be available for seven days at 706.645.9291, passcode 14031461.

About RR Donnelley

RR Donnelley (NASDAQ: RRD) is a global provider of integrated communications. Founded more than 146 years ago, the Company works collaboratively with more than 60,000 customers worldwide to develop custom communications solutions that reduce costs, enhance ROI and ensure compliance. Drawing on a range of proprietary and commercially available digital and conventional technologies deployed across four continents, the Company employs a suite of leading Internet-based capabilities and other resources to provide premedia, printing, logistics and business process outsourcing products and services to leading clients in virtually every private and public sector.

For more information, and for RR Donnelley’s Corporate Social Responsibility Report, visit the company’s web site at http://www.rrdonnelley.com.

Contact Information
Media:	Investors:
Doug Fitzgerald	Dave Gardella
EVP, Communications	VP, Investor Relations
630.322.6830	312.326.8155
doug.fitzgerald@rrd.com	david.a.gardella@rrd.com

RR DONNELLEY REPORTS THIRD-QUARTER 2010 RESULTS

Use of Forward-Looking Statements

This news release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. The company does not undertake to and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events. The factors that could cause material differences in the expected results of RR Donnelley include, without limitation, the following: the successful execution and integration of acquisitions and the performance of the company’s businesses following acquisitions; the ability to implement comprehensive plans for the integration of the sales force, cost containment, asset rationalization and other key strategies; competitive pressures in all markets in which the company operates; the volatility and disruption of the capital and credit markets, and adverse changes in the global economy; our ability to access unsecured debt in the capital markets and the reliability of the participants to our contractual lending and insurance agreements; factors that affect customer demand, including changes in postal rates and postal regulations, changes in the capital markets, changes in advertising markets, the rate of migration from paper-based forms to digital format, customers’ budgetary constraints and customers’ changes in short-range and long-range plans; customers financial strength; shortages or changes in availability, or increases in costs of, key materials (such as ink, paper and fuel); and other risks and uncertainties described in RR Donnelley’s periodic filings with the Securities and Exchange Commission (SEC). Readers are strongly encouraged to read the full cautionary statements contained in RR Donnelley’s filings with the SEC.

RR DONNELLEY REPORTS THIRD-QUARTER 2010 RESULTS

R. R. Donnelley & Sons Company

Condensed Consolidated Balance Sheets

As of September 30, 2010 and December 31, 2009

(UNAUDITED)

(In millions, except per share data)

	September 30, 2010	December 31, 2009
Assets
Current Assets
Cash and cash equivalents	$731.6	$499.2
Restricted cash equivalents	50.4	—
Receivables, less allowance for doubtful accounts	1,805.0	1,675.9
Income taxes receivable	36.2	63.2
Inventories	565.9	561.8
Prepaid expenses and other current assets	158.7	160.8

Total Current Assets	3,347.8	2,960.9

Property, plant and equipment - net	2,071.9	2,271.4
Goodwill	2,329.7	2,333.3
Other intangible assets - net	641.6	747.4
Other noncurrent assets	433.8	434.6

Total Assets	$8,824.8	$8,747.6

Liabilities
Current Liabilities
Accounts payable	$894.7	$886.4
Accrued liabilities	828.7	813.4
Short-term and current portion of long-term debt	8.0	339.9

Total Current Liabilities	1,731.4	2,039.7

Long-term debt	3,407.4	2,982.5
Pension liability	494.5	509.8
Postretirement benefit obligations	335.7	324.5
Deferred income taxes	165.2	205.5
Other noncurrent liabilities	466.9	524.6

Total Liabilities	6,601.1	6,586.6

Equity

Common stock, $1.25 par value	303.7	303.7
Authorized shares: 500.0
Issued shares: 243.0 in 2010 and 2009
Additional paid-in capital	2,901.2	2,906.2
Retained earnings	696.9	662.9
Accumulated other comprehensive loss	(532.0)	(545.0)
Treasury stock, at cost, 36.4 shares in 2010 (2009 - 37.3 shares)	(1,168.0)	(1,193.8)

Total shareholders’ equity	2,201.8	2,134.0
Noncontrolling interests	21.9	27.0

Total Equity	2,223.7	2,161.0

Total Liabilities and Equity	$8,824.8	$8,747.6

RR DONNELLEY REPORTS THIRD-QUARTER 2010 RESULTS

R. R. Donnelley & Sons Company

Condensed Consolidated Statements of Operations

Three and Nine Months Ended September 30, 2010 and 2009

(In millions, except per share data)

(UNAUDITED)

	Three Months Ended September 30,						Nine Months Ended September 30,
	2010 GAAP	ADJUSTMENTS TO NON-GAAP	2010 NON-GAAP	2009 GAAP	ADJUSTMENTS TO NON-GAAP	2009 NON-GAAP	2010 GAAP	ADJUSTMENTS TO NON-GAAP	2010 NON-GAAP	2009 GAAP	ADJUSTMENTS TO NON-GAAP	2009 NON-GAAP

Net sales	$2,488.1	$—	$2,488.1	$2,463.1	$—	$2,463.1	$7,311.8	$—	$7,311.8	$7,274.3	$—	$7,274.3

Cost of sales (exclusive of depreciation and amortization shown below)	1,898.7	—	1,898.7	1,841.4	—	1,841.4	5,560.0	—	5,560.0	5,480.5	—	5,480.5
Selling, general and administrative expenses (exclusive of depreciation and amortization shown below)	261.7	(2.6)	259.1	251.6	(0.1)	251.5	803.4	(7.9)	795.5	807.2	(1.5)	805.7
Restructuring and impairment charges	48.7	(48.7)	—	131.7	(131.7)	—	74.9	(74.9)	—	234.1	(234.1)	—
Depreciation and amortization	130.3	—	130.3	145.0	—	145.0	403.7	—	403.7	436.7	—	436.7

Total operating expenses	2,339.4	(51.3)	2,288.1	2,369.7	(131.8)	2,237.9	6,842.0	(82.8)	6,759.2	6,958.5	(235.6)	6,722.9

Income from operations	148.7	51.3	200.0	93.4	131.8	225.2	469.8	82.8	552.6	315.8	235.6	551.4

Interest expense - net	57.6	—	57.6	59.6	—	59.6	166.1	—	166.1	178.7	—	178.7
Investment and other income (expense)	0.7	—	0.7	(13.6)	13.0	(0.6)	(9.1)	8.9	(0.2)	(14.9)	13.0	(1.9)

Earnings before income taxes	91.8	51.3	143.1	20.2	144.8	165.0	294.6	91.7	386.3	122.2	248.6	370.8

Income tax expense	39.0	12.1	51.1	5.6	46.0	51.6	103.6	21.3	124.9	65.0	63.4	128.4

Net earnings	52.8	39.2	92.0	14.6	98.8	113.4	191.0	70.4	261.4	57.2	185.2	242.4

Less: Income (loss) attributable to noncontrolling interests	(0.5)	—	(0.5)	1.5	—	1.5	(3.7)	3.6	(0.1)	5.0	—	5.0

Net earnings attributable to common shareholders	$53.3	$39.2	$92.5	$13.1	$98.8	$111.9	$194.7	$66.8	$261.5	$52.2	$185.2	$237.4

Earnings per share attributable to common shareholders
Basic net earnings per share	$0.26		$0.45	$0.06		$0.55	$0.94		$1.27	$0.25		$1.16
Diluted net earnings per share	$0.25		$0.44	$0.06		$0.54	$0.93		$1.25	$0.25		$1.14
Weighted average common shares outstanding:
Basic	206.3		206.3	205.3		205.3	206.1		206.1	205.2		205.2
Diluted	209.9		209.9	208.5		208.5	209.6		209.6	207.7		207.7

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful because that information is an appropriate measure for evaluating the Company’s operating performance. Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to this indicator. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

RR DONNELLEY REPORTS THIRD-QUARTER 2010 RESULTS

R.R. Donnelley & Sons Company

Reconciliation of GAAP to Non-GAAP Measures

IN MILLIONS, EXCEPT PER SHARE AND MARGIN DATA

(UNAUDITED)

	Three Months Ended September 30, 2010				Three Months Ended September 30, 2009
	Income from operations	Operating margin	Net earnings attributable to common shareholders	Net earnings attributable to common shareholders per diluted share	Income from continuing operations	Operating margin	Net earnings attributable to common shareholders	Net earnings attributable to common shareholders per diluted share
GAAP basis measures	$148.7	6.0%	$53.3	$0.25	$93.4	3.8%	$13.1	$0.06

Non-GAAP adjustments:
Restructuring and impairment charges (1)	48.7	1.9%	36.8	0.18	131.7	5.3%	90.8	0.44
Acquisition-related expenses (2)	2.6	0.1%	2.4	0.01	0.1	0.0%	—	—
Losses related to debt extinguishment (3)	—	—	—	—	—	—	8.0	0.04

Total Non-GAAP adjustments	51.3	2.0%	39.2	0.19	131.8	5.3%	98.8	0.48

Non-GAAP measures	$200.0	8.0%	$92.5	$0.44	$225.2	9.1%	$111.9	$0.54

(1)	Restructuring and impairment charges (pre-tax): Operating results for the three months ended September 30, 2010 and 2009 were affected by the following restructuring and impairment charges:

	2010	2009
Employee termination costs (a)	$3.2	$7.6
Other charges (b)	17.0	122.1

Total restructuring expense	20.2	129.7
Customer relationships (c)	26.9	—
Other long-lived asset impairment	1.6	2.0

Total impairment charges	28.5	2.0

Total restructuring and impairment charges	$48.7	$131.7

(a)	employee termination costs resulted from the reorganization of certain operations and the exiting of certain business activities.
(b)	Includes lease termination and other facility closure costs. In addition, 2010 includes multi-employer pension plan partial withdrawal charges primarily attributable to two closed manufacturing facilities in the U.S. Print and Related Services segment and 2009 includes termination of a significant long-term customer contract in the business process outsourcing unit within the International segment.
(c)	non-cash charges related to the impairment of acquired customer relationship intangible assets in the Global Turnkey Solutions reporting unit within the International segment.

(2)	Acquisition-related expenses: Legal, accounting and other expenses associated with acquisitions completed or contemplated.
(3)	Losses related to debt extinguishment: Losses on the repurchase of $640.6 million of senior notes due May 15, 2010 and January 15, 2012.

RR DONNELLEY REPORTS THIRD-QUARTER 2010 RESULTS

R.R. Donnelley & Sons Company

Reconciliation of GAAP to Non-GAAP Measures

IN MILLIONS, EXCEPT PER SHARE AND MARGIN DATA

(UNAUDITED)

	Nine Months Ended September 30, 2010				Nine Months Ended September 30, 2009
	Income from operations	Operating margin	Net earnings attributable to common shareholders	Net earnings attributable to common shareholders per diluted share	Income from operations	Operating margin	Net earnings attributable to common shareholders	Net earnings attributable to common shareholders per diluted share
GAAP basis measures	$469.8	6.4%	$194.7	$0.93	$315.8	4.3%	$52.2	$0.25

Non-GAAP adjustments:
Restructuring and impairment charges (1)	74.9	1.1%	55.0	0.26	234.1	3.3%	176.3	0.85
Acquisition-related expenses (2)	7.9	0.1%	7.3	0.04	1.5	0.0%	0.9	—
Losses related to debt extinguishment (3)	—	—	—	—	—	—	8.0	0.04
Venezuela devaluation (4)	—	—	4.5	0.02	—	—	—	—

Total Non-GAAP adjustments	82.8	1.2%	66.8	0.32	235.6	3.3%	185.2	0.89

Non-GAAP measures	$552.6	7.6%	$261.5	$1.25	$551.4	7.6%	$237.4	$1.14

(1)	Restructuring and impairment charges (pre-tax): Operating results for the nine months ended September 30, 2010 and 2009 were affected by the following restructuring and impairment charges:

	2010	2009
Employee termination costs (a)	$18.5	$71.4
Other charges (b)	25.4	139.8

Total restructuring expense	43.9	211.2
Customer relationships (c)	26.9	—
Other long-lived asset impairment	4.1	22.9

Total impairment charges	31.0	22.9

Total restructuring and impairment charges	$74.9	$234.1

(a)	employee termination costs resulted from the reorganization of certain operations and the exiting of certain business activities.
(b)	Includes lease termination and other facility closure costs. In addition, 2010 includes multi-employer pension plan partial withdrawal charges primarily attributable to two closed manufacturing facilities in the U.S. Print and Related Services segment and 2009 includes termination of a significant long-term customer contract in the business process outsourcing unit within the International segment.
(c)	non-cash charges related to the impairment of acquired customer relationship intangible assets in the Global Turnkey Solutions reporting unit within the International segment.

(2)	Acquisition-related expenses: Legal, accounting and other expenses associated with acquisitions completed or contemplated.
(3)	Losses related to debt extinguishment: Losses on the repurchase of $640.6 million of senior notes due May 15, 2010 and January 15, 2012.
(4)	Venezuela devaluation: Currency devaluation in Venezuela resulted in a pre-tax loss of $8.9 million ($8.1 million after-tax) and an increase in loss attributable to noncontrolling interests of $3.6 million.

RR DONNELLEY REPORTS THIRD-QUARTER 2010 RESULTS

R. R. Donnelley & Sons Company

Segment GAAP to Non-GAAP Operating Income and Margin Reconciliation

For the Three Months Ended September 30, 2010 and 2009

$ IN MILLIONS

(UNAUDITED)

	U.S. Print and Related Services	International	Corporate	Consolidated
Three Months Ended September 30, 2010
Net sales	$1,861.4	$626.7	$—	$2,488.1
Operating expense	1,693.1	603.2	43.1	2,339.4

Operating income (loss)	168.3	23.5	(43.1)	148.7
Operating margin %	9.0%	3.7%	nm	6.0%

Non-GAAP Adjustments
Restructuring charges	17.6	2.0	0.6	20.2
Impairment charges	0.9	27.6	—	28.5
Acquisition-related expenses	—	—	2.6	2.6

Total Non-GAAP adjustments	18.5	29.6	3.2	51.3

Non-GAAP income (loss) from operations	$186.8	$53.1	$(39.9)	$200.0
Non-GAAP operating margin %	10.0%	8.5%	nm	8.0%

Depreciation and amortization	94.6	28.2	7.5	130.3
Capital expenditures	24.7	19.1	6.6	50.4

Three Months Ended September 30, 2009
Net sales	$1,824.8	$638.3	$—	$2,463.1
Operating expense	1,659.9	710.6	(0.8)	2,369.7

Operating income (loss)	164.9	(72.3)	0.8	93.4
Operating margin %	9.0%	(11.3)%	nm	3.8%

Non-GAAP Adjustments
Restructuring charges	4.3	124.6	0.8	129.7
Impairment charges	(0.7)	2.7	—	2.0
Acquisition-related expenses	—	—	0.1	0.1

Total Non-GAAP adjustments	3.6	127.3	0.9	131.8

Non-GAAP income (loss) from operations	$168.5	$55.0	$1.7	$225.2
Non-GAAP operating margin %	9.2%	8.6%	nm	9.1%

Depreciation and amortization	106.4	30.6	8.0	145.0
Capital expenditures	27.8	8.7	4.3	40.8

RR DONNELLEY REPORTS THIRD-QUARTER 2010 RESULTS

R. R. Donnelley & Sons Company

Segment GAAP to Non-GAAP Operating Income and Margin Reconciliation

For the Nine Months Ended September 30, 2010 and 2009

$ IN MILLIONS

(UNAUDITED)

	U.S. Print and Related Services	International	Corporate	Consolidated

Nine Months Ended September 30, 2010
Net sales	$5,507.5	$1,804.3	$—	$7,311.8
Operating expense	4,995.9	1,704.4	141.7	6,842.0

Operating income (loss)	511.6	99.9	(141.7)	469.8
Operating margin %	9.3%	5.5%	nm	6.4%

Non-GAAP Adjustments
Restructuring charges	25.0	17.7	1.2	43.9
Impairment charges	2.9	27.9	0.2	31.0
Acquisition-related expenses	—	—	7.9	7.9

Total Non-GAAP adjustments	27.9	45.6	9.3	82.8

Non-GAAP income (loss) from operations	$539.5	$145.5	$(132.4)	$552.6
Non-GAAP operating margin %	9.8%	8.1%	nm	7.6%

Depreciation and amortization	294.3	86.0	23.4	403.7
Capital expenditures	69.3	49.2	26.4	144.9

Nine Months Ended September 30, 2009
Net sales	$5,513.4	$1,760.9	$—	$7,274.3
Operating expense	5,095.6	1,793.8	69.1	6,958.5

Operating income (loss)	417.8	(32.9)	(69.1)	315.8
Operating margin %	7.6%	(1.9)%	nm	4.3%

Non-GAAP Adjustments
Restructuring charges	49.7	156.2	5.3	211.2
Impairment charges	12.6	10.3	—	22.9
Acquisition-related expenses	—	—	1.5	1.5

Total Non-GAAP adjustments	62.3	166.5	6.8	235.6

Non-GAAP income (loss) from operations	$480.1	$133.6	$(62.3)	$551.4
Non-GAAP operating margin %	8.7%	7.6%	nm	7.6%

Depreciation and amortization	318.8	91.6	26.3	436.7
Capital expenditures	82.5	37.7	12.7	132.9

RR DONNELLEY REPORTS THIRD-QUARTER 2010 RESULTS

R. R. Donnelley & Sons Company

Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2010 and 2009

IN MILLIONS

(UNAUDITED)

	2010	2009
Operating Activities

Net earnings	$191.0	$57.2
Adjustment to reconcile net loss to cash provided by operating activities	462.2	512.8
Changes in operating assets and liabilities	(172.1)	528.5

Net cash provided by operating activities	$481.1	$1,098.5

Net cash used in investing activities	$(152.3)	$(157.0)

Net cash used in financing activities	$(89.7)	$(884.4)

Effect of exchange rate on cash and cash equivalents	(6.7)	33.8

Net increase in cash and cash equivalents	$232.4	$90.9

Cash and cash equivalents at beginning of period	499.2	324.0

Cash and cash equivalents at end of period	$731.6	$414.9

RR DONNELLEY REPORTS THIRD-QUARTER 2010 RESULTS

R.R. Donnelley & Sons Company

Liquidity Summary

As of September 30, 2010 and December 31, 2009

$ IN MILLIONS

(UNAUDITED)

	September 30, 2010	December 31, 2009
Total Liquidity (1)
Cash (2)	$731.6	$499.2
Committed Credit Facility (“Facility”) (3)	1,287.7	1,401.2

	2,019.3	1,900.4
Usage
Borrowings under Facility	—	—

	—	—

Net Available Liquidity	$2,019.3	$1,900.4

(1)	Liquidity does not include credit facilities of non-U.S. subsidiaries, which are uncommitted facilities.
(2)	Approximately 49% of the cash as of September 30, 2010 and 83% as of December 31, 2009 was located outside the U.S., most of which could be subject to U.S. federal income taxes and some of which could be subject to local country taxes if repatriated to the U.S.
(3)	$2 billion committed credit facility maturing on January 6, 2012. The Facility contains a financial covenant that limits total debt to four times adjusted EBITDA for the last twelve months as described therein. Based on the results of operations for the twelve months ended September 30, 2010 and existing term debt at that date, the Company could have incurred up to $1,287.7 million of additional debt under the Facility or otherwise in aggregate and not be in violation of this financial covenant. The $1,287.7 million of maximum additional debt is $712.3 million less than the amount otherwise available under the $2 billion committed Facility. As this total debt covenant is calculated using the results of operations for the trailing twelve months, it does not consider the impact of any future operating results that might be achieved if the $1,287.7 million of additional available debt were deployed in future operating activities.